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                                                              EXHIBIT 11
                                                          FIFTH THIRD BANCORP
                                            COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                                                     ($000's except per share data)
                                                                For the Three Months   For the Nine Months
                                                                   Ended Sept. 30,       Ended Sept. 30,
                                                                   1994      1993        1994      1993
                                                                  ------    ------      ------    ------
Net Income                                                      $  62,844    54,159   $ 179,806   152,167
                                                                 ========  ========    ========  ========
Net income per common share - assuming no dilution:
   Weighted average number of shares outstanding                   64,523    62,676      64,310    62,615
                                                                 ========  ========    ========  ========
   Per share (net income divided by the weighted average
     number of shares outstanding)                              $    0.98      0.86   $    2.80      2.43
                                                                 ========  ========    ========  ========
Net income per common and common equivalent share:
   Net income                                                   $  62,844    54,159   $ 179,806   152,167
   Add - Interest on 4 1/4% convertible subordinated notes
     due 1998, net of applicable income taxes                       1,083     1,087       3,250     3,303
                                                                 --------  --------    --------  --------
   Adjusted net income                                          $  63,927    55,246   $ 183,056   155,470
                                                                 ========  ========    ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes                            67,062    65,344      66,865    65,323
                                                                 ========  ========    ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)             $    0.96      0.85   $    2.74      2.38
                                                                 ========  ========    ========  ========
Net income per common share - assuming full dilution:
   Adjusted net income                                          $  63,927    55,246   $ 183,056   155,470
                                                                 ========  ========    ========  ========
   Adjusted weighted average number of shares outstanding -
     after giving effect to the conversion of stock options
     and convertible subordinated notes                            67,063    65,344      66,872    65,323
                                                                 ========  ========    ========  ========
   Per share (adjusted net income divided by the adjusted
     weighted average number of shares outstanding)             $    0.96      0.85   $    2.74      2.38
                                                                 ========  ========    ========  ========
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